DELPHAX ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

MINNEAPOLIS, Oct. 26, 2005 — Delphax Technologies Inc. (Nasdaq:DLPX) announced today that Jeffrey S. Mathiesen has resigned as vice president and chief financial officer effective Dec. 9, 2005, to pursue other opportunities. Mathiesen will remain in his position at Delphax through early December to assist with the transition to a new chief financial officer. A search firm has been retained to fill the position.

“We appreciate Jeff’s contributions to Delphax and wish him well,” said Jay Herman, chairman and chief executive officer. “He has been a valued member of our management team.” Mathiesen has been the company’s CFO since July 2004.

About Delphax Technologies Inc. Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Jeff Mathiesen Chief Financial Officer Delphax Technologies Inc.	Tom Langenfeld (for Delphax Technologies Inc.) (952) 920-4624

(952) 939-9000